SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SRI/Surgical Express, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SRI/SURGICAL EXPRESS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 14, 2003

Dear Shareholder:

The Annual Meeting of Shareholders of SRI/Surgical Express, Inc. (the “Company”) will be held on Wednesday, May 14, 2003, at 10:00 a.m., local time, at the Company’s corporate headquarters located at 12425 Race Track Road, Tampa, Florida 33626, for the following purposes:

1.	To elect two directors to serve until the 2006 Annual Meeting of Shareholders and to hold office until their successors are duly elected and qualified.

2.	To ratify the appointment of independent auditors.

3.	To transact other business that properly comes before the meeting or any adjournment of the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

THE BOARD OF DIRECTORS

Tampa, Florida

April 3, 2003

Important: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

SRI/SURGICAL EXPRESS, INC.

PROXY STATEMENT

FOR

2003 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of SRI/Surgical Express, Inc. (the “Company”) from the Company’s Shareholders for use at the Annual Meeting of Shareholders to be held on Wednesday, May 14, 2003, at 10:00 a.m., local time, and at any adjournment of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company’s corporate and principal executive offices located at 12425 Race Track Road, Tampa, Florida. The Company’s telephone number at that location is (813) 891-9550.

These proxy solicitation materials were mailed on or about April 3, 2003, together with the Company’s 2002 Annual Report to Shareholders, to all shareholders entitled to vote at the Annual Meeting.

Voting and Solicitation

Only shareholders of record at the close of business on March 19, 2003 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. The Company has one class of outstanding voting securities, its Common Stock. As of the Record Date, 6,268,877 shares of the Company’s Common Stock were outstanding. For information regarding security ownership by management and by the beneficial owners of 5% or more of the Company’s Common Stock, see “Share Ownership by Principal Shareholders and Management.”

Each shareholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. The holders of Common Stock will vote together as one group in the election of directors and other matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain of the Company’s directors, officers, and regular employees, without additional compensation, may also solicit proxies personally or by telephone, telegram, letter or facsimile.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the shareholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter with respect to such matter. Abstentions are counted in determining whether a quorum is present, but are not counted in determining the number of shares voted for or against any nominee for director or any proposal. Broker non-votes are not counted for purposes of determining whether a quorum is present or the number of shares for or against any nominee for election as a director or any proposal.

Deadline for Receipt of Shareholder Proposals

Shareholders desiring to have proposals considered for inclusion in the proxy statement and form of proxy for the 2004 Annual Meeting of Shareholders must furnish the proposals to the Company before December 2, 2003.

Fiscal Year End

The Company’s fiscal year ends on the Sunday nearest December 31.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election at the Annual Meeting

The Company’s Board of Directors is divided into three classes of one to two directors each, with the members of each class serving three-year terms expiring at the third annual meeting of shareholders after their election. Two directors are to be elected at the Annual Meeting, each to serve a term of three years. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s two nominees named below, both of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until a successor has been elected and qualified.

The Board of Directors Unanimously Recommends a Vote “For” the Nominees Listed Below:

Name	Age	Principal Occupation	New Term Expires
James T. Boosales	59	Consultant to the Company	2006

Lee R. Kemberling	77	Owner and President of Kemco Systems, Inc.	2006

James T.Boosales served as the Company’s Executive Vice President and Chief Financial Officer until August 2002, and its Executive Vice President until his retirement on December 31, 2002. He has been a director of the Company since its inception in 1994, and serves as a consultant to the Company through the end of this year. He served as President, International, of Fisher-Price, Inc., a $200 million division of this toy and juvenile products company, from 1990 through 1993. Before joining Fisher-Price, Inc., Mr. Boosales served in several senior executive capacities with General Mills, Inc., including President, International, for Kenner Parker Toys, Inc./Tonka Corp. from 1985 to 1989, during and after its spin-off as a public company, and President of Foot-Joy, Inc. from 1982 to 1985.

2

Lee R. Kemberling, an initial investor in the Company, has been a director of the Company since its inception. Mr. Kemberling is the founder, and since 1969 has been sole shareholder and President, of Kemco Systems, Inc., a developer and manufacturer of commercial and industrial wastewater heat recovery systems, including systems used in the Company’s operations.

Directors Whose Terms Will Continue After the Annual Meeting

The following directors will continue to serve after the Annual Meeting for terms that expire in 2004 or 2005 as specified:

Name	Age	Principal Occupation	Term Expires
James M. Emanuel	54	Consultant	2005

Wayne R. Peterson	51	Consultant to the Company	2004

N. John Simmons, Jr	47	President of Quantum Capital Partners, Inc.	2004

James M. Emanuel has been a director of the Company since May 2, 1996. Between January 1984 and June 1997, he served as the Chief Financial Officer of Lincare, Inc., a national provider of respiratory therapy services for patients with pulmonary disorders. He also served as the Chief Financial Officer of Lincare Holdings, Inc. between November 1990 and June 1997. Mr. Emanuel also served as a director of Lincare, Inc. and Lincare Holdings, Inc. from November 1990 to June 1997. Mr. Emanuel has engaged in consulting and private investment activities since his retirement from Lincare Holdings, Inc. in June 1997.

Wayne R. Peterson served as the Company’s Executive Vice President since its inception, and its Chief Operating Officer since May 2001, until his retirement on December 31, 2002. Mr. Peterson has been a director of the Company since its inception in 1994, and serves as a consultant to the Company through the end of this year. In 1991, Mr. Peterson co-founded the Company’s predecessor, Amsco Sterile Recoveries, Inc., and served as its Vice President until the Company acquired it in 1994. Before joining Amsco Sterile Recoveries, Mr. Peterson was President of Agora Development, Inc., a real estate development company that from 1987 to 1991 developed projects totaling 2,000,000 square feet in four states (California, Nevada, Arizona, and Illinois) for a total combined value of $278 million.

N. John Simmons, Jr. has been a director of the Company since February 2001 and Chairman of the Board since August 2002. Since December 1998, Mr. Simmons has been President of Quantum Capital Partners, a privately held venture capital firm. From 1995 to 1998, he was Vice President and Controller for Eckerd Corporation. From 1993 to 1995, he served as Chief Financial Officer of Checkers Drive-In Restaurants. Between 1976 and 1993, Mr. Simmons was a partner with KPMG Peat Marwick, servicing a number of privately and publicly held companies in the Tampa Bay area.

SEC Investigation

The Company is cooperating with a previously disclosed investigation by the Securities and Exchange Commission (the “SEC”) that is focused primarily on the Company’s accounting for transactions underlying a restatement of its financial results for the third quarter of 2001. The Company announced the restatement on November 27, 2001, shortly after it initially reported the results on October 25, 2001.

The Company has preliminarily agreed with the staff of the SEC to a settlement with respect to this investigation. In the proposed settlement, without admitting or denying the SEC’s findings, the Company and two of its directors, Wayne R. Peterson and James T. Boosales, would consent to an administrative cease and desist order regarding books and records, internal controls, and reporting provisions of the Securities Exchange Act of 1934. No penalties or other monetary fines would be assessed. The SEC would not make any finding of fraud by the Company or any of the named individuals. Mr. Peterson and Mr. Boosales each retired from his position as an Executive Vice President of the Company in December 2002. Each remains a director of the Company; Mr. Boosales is a nominee for election as director for a term expiring in 2006. The settlement would not require any further restatement of the Company’s financial results for any period. The settlement covers only the Company and Messrs. Peterson and Boosales and remains subject to the completion of settlement documentation and SEC authorization.

Required Vote

The two nominees receiving the highest number of affirmative votes of the shares of Common Stock present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Florida law.

Board Meetings and Committees

The Board of Directors of the Company held a total of five meetings and took action by written consent seven times during the 2002 fiscal year. Each director who served as such during the fiscal year ended December 31, 2002, attended all of the meetings of the Board and the committees of the Board on which he served during that year. The Board of Directors has a Compensation Committee and an Audit Committee. The Board of Directors does not have a Nominating Committee.

The Compensation Committee, which currently consists of Messrs. Kemberling, Simmons and Emanuel, reviews specific compensation plans, salaries, bonuses, and other benefits payable to the Company’s executive officers and makes recommendations to the Board of Directors with respect to those matters. During 2002, the Compensation Committee held two meetings.

The Audit Committee, which currently consists of Messrs. Emanuel, Kemberling, and Simmons, reviews and evaluates the results and scope of the audit and other services provided by the Company’s independent auditors. The Company anticipates that Mr. Emanuel (chair) and Mr. Simmons will qualify and be designated by the Board of Directors as “financial experts” under Section 301 of the Sarbanes-Oxley Act of 2002. The three members of the Audit Committee are “independent directors” of the Company, as the term “independent director” is defined in National Association of Securities Dealers’ Rule 4200(a)(15).

The Board of Directors of the Company has a written charter for the Audit Committee, which it reviews annually and updates as appropriate. During 2002, the Audit Committee held four meetings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Audit Committee received from the independent auditors the written disclosures and the letter relating to the independent auditors’ independence, as required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

By the Audit Committee:

James M. Emanuel (chair)

Lee R. Kemberling

N. John Simmons, Jr.

Compensation of Directors

Directors who are not current employees of the Company receive $1,000 per Board or Committee meeting attended. Beginning in October 2002, non-employee directors receive a quarterly retainer in the amount of $6,000 under the Company’s Non-employee Directors’ Compensation Plan. Messrs. Boosales and Peterson have waived these fees for 2003 in connection with their consulting agreements with the Company.

In addition, for each year of any term to which he is elected, each non-employee director receives options to purchase 4,000 shares of Common Stock under the Company’s Non-Employee Director Stock Option Plan. All options become exercisable ratably over the director’s term and have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.

Messrs. Boosales and Peterson each serve as consultants to the Company during 2003 pursuant to a Consulting Agreement dated as of December 31, 2002. During the one-year term of his agreement with the Company, Messrs. Boosales and Peterson will each be paid $200,000 for his consulting services.

Share Ownership by Principal Shareholders and Management

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 14, 2003, with respect to: (i) each of the Company’s directors and the executive officers named in the Summary Compensation Table below, (ii) all directors and officers of the Company at 2002 fiscal year end as a group, and (iii) each person known by the Company to own beneficially more than 5% of the Common Stock. Each of the shareholders listed below has sole voting and investment power over the shares beneficially owned. The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire within 60 days of February 14, 2002, through the exercise of any stock option or other right. A total of 6,268,877 shares of the Company’s Common Stock were issued and outstanding as of February 14, 2003.

Beneficial Owner(1)	Class of Stock	Shares Beneficially Owned	Percentage Beneficially Owned
Richard T. Isel (2)	Common	910,829	14.5%
Wayne R. Peterson (3)	Common	879,200	14.0
James T. Boosales (4)	Common	812,500	13.0
Lee R. Kemberling (5)	Common	373,346	5.9
James M. Emanuel (6)	Common	44,834	1.0
N. John Simmons, Jr. (7)	Common	11,334	*
Joseph A. Largey (8)	Common	-0-	*
Charles L. Pope (9)	Common	15,000	*
Gary L. Heiman (10) and Standard Textile Co., Inc.	Common	361,667	5.8
Paradigm Capital Management, Inc.	Common	562,100	9.0
T. Rowe Price Associates, Inc.	Common	508,500	8.1
F&C Management, Ltd.	Common	456,800	7.3
All directors and officers as a group (7 persons) (11)	Common	2,136,214	33.6%

*	Less than 1%

(1)	The business address for Richard T. Isel is 3035 Turtle Brooke, Clearwater, Florida 33761. The business address for Wayne R. Peterson is 2779 Camden Road, Clearwater, Florida 33759. The business address for James T. Boosales is 2145 Glenbrook Close, Palm Harbor, Florida 34683. The business address for Lee R. Kemberling is 11500 47th Street North, Clearwater, Florida 34622. The business address for James M. Emanuel is 120 14th Street, Belleair Beach, Florida 33786. The business address for N. John Simmons, Jr. is 339 South Plant Avenue, Tampa, Florida 33606. The business address for Joseph A. Largey and Charles L. Pope is 12425 Race Track Road, Tampa, Florida 33626. The business address for Gary L. Heiman is One Knollcrest Drive, Cincinnati, Ohio 45237. The business address for Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207. The business address for American Century Investment Management, Inc. is 4500 Main Street, Kansas City, Missouri 64141. The business address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. The business address for F&C Management, Ltd. is Exchange House, Primrose Street, London EC2A 2NY, England.

(2)	Includes 720,829 shares of Common Stock owned by the Isel Family Limited Partnership, a Colorado limited partnership of which Isel Holdings, Inc., a Colorado corporation, is the general partner. Mr. Isel and his wife, Marcy, jointly own all of the issued and outstanding voting stock of Isel Holdings, Inc.

(3)	Includes 71,000 shares of Common Stock owned by the Wayne R. Peterson Grantor Retained Annuity Trust, as to which Mr. Peterson has sole voting and dispositive power as trustee, and 71,000 shares of Common Stock owned by the Theresa A. Peterson Grantor Retained Annuity Trust, as to which Mrs. Peterson, Mr. Peterson’s wife, has sole voting and dispositive power as trustee. Also includes 737,200 shares of Common Stock owned by the Peterson Partners, Ltd., a Colorado limited partnership of which Peterson Holdings, Inc., a Colorado corporation, is the general partner. Mr. and Mrs. Peterson jointly own all of the issued and outstanding voting stock of Peterson Holdings, Inc.

(4)	Includes 800,000 shares of Common Stock owned by the Boosales Family Limited Partnership, a Colorado limited partnership of which Boosales Holdings, Inc., a Colorado corporation, is the general partner. Mr. Boosales and his wife, Bonny, jointly own all of the issued and outstanding voting stock of Boosales Holdings, Inc.

(5)	Includes 27,334 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 18,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.

(6)	Includes 34,834 shares of Common Stock issuable pursuant to the exercise of outstanding stock options that are currently exercisable or will become exercisable within 60 days. Excludes 14,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.

(7)	Includes 11,334 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 22,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.

(8)	Excludes 150,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.

(9)	Includes 15,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 60,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.

(10)	Includes 12,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(11)	Includes 34,834 shares of Common Stock issuable upon the exercise of outstanding stock options held by James M. Emanuel; 27,334 shares of Common Stock issuable on exercise of stock options held by Lee R. Kemberling; 11,334 shares of Common Stock issuable on exercise of stock options held by N. John Simmons, Jr.; and 15,000 shares of Common Stock issuable on exercise of stock options held by Charles L. Pope.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s officers and directors and persons who own ten percent or more of a registered class of the Company’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the National Association of Securities Dealers, Inc. Such officers, directors and ten percent or more shareholders are also required by SEC rules to furnish the Company with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that, during the period from January 1, 2002 until December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors, and ten-percent or more shareholders were satisfied.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee is composed of Messrs. Kemberling, Simmons, and Emanuel. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No interlocking relationship exists between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE OFFICER COMPENSATION

Executive Compensation

The following table sets forth certain information concerning compensation paid to or earned by the Company’s Chairman and Chief Executive Officer and each of the Company’s other executive officers (the “Named Officers”) for the years ended December 31, 2002, 2001, and 2000:

Summary Compensation Table

		Annual Compensation
Name and Principal Positions	Year	Salary	Bonus	Other Annual Compensation
Richard T. Isel, Former Chairman (1)	2002 2001 2000	$143,846 220,000 220,000	— — —	$238,010 16,107 14,197

Joseph A. Largey, Chief Executive Officer (2)	2002	23,077	—	—

Charles L. Pope, Chief Financial Officer (2)	2002	131,250	75,000	4,065

Wayne R. Peterson, Former Executive Vice President (3)	2002 2001 2000	200,000 200,000 200,000	— — —	— — —

James T. Boosales, Former Executive Vice President (3)	2002 2001 2000	200,000 200,000 200,000	— — —	— — —

(1)	Mr. Isel retired from the Company and resigned as Chairman of the Board in August 2002. He received the other compensation in 2002 pursuant to a Separation Agreement dated as of August 15, 2002, with the Company.

(2)	Mr. Largey joined the Company as its Chief Executive Officer in December 2002. Mr. Pope joined the Company in April 2002, and became its Chief Financial Officer in August 2002.

(3)	Messrs. Peterson and Boosales retired from the Company in December 2002 and remain directors of and consultants to the Company.

Employment Agreements

The Company has employment agreements with two of the Named Officers that provide for annual salary as follows:

Name	Salary
Joseph A. Largey	$300,000
Charles L. Pope	$200,000

In addition, these executives participate in the Company’s management incentive bonus plan. Either party may terminate these agreements without cause at any time, subject to certain notice requirements. Mr. Largey’s agreement provides for payment of one year’s base salary and a pro-rated bonus as severance if he is terminated without cause. Mr. Largey is prohibited from competing with the Company during the two-year period following termination of his employment. Mr. Pope’s agreement provides for him to receive a severance compensation benefit equal to two times his annual cash compensation (payable in a lump sum) and a pro-rated bonus for an involuntary or constructive termination of employment following a “change of control.”

Option Grants in Last Fiscal Year

The following table describes options granted to executive officers of the Company during 2002, including options granted to Mr. Largey and Mr. Pope on their initial engagement as executive officers of the Company:

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Value (1)
Joseph A. Largey	150,000	49.5%	$6.31	April 12, 2012	$620,430.00
Charles L. Pope	75,000	24.8%	$12.67	December 2, 2012	$598,597.50

Total	225,000	74.3%			$1,219,027.50

(1)	In accordance with SEC rules, the binomial option pricing method was chosen to estimate the Grant Date Value of the options set forth in this table. The Company’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock options valuation models, including the binomial model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of collecting the original Grant Date Value: an option term of 5 years, volatility at 73.51%, no dividend yield, and an interest rate of 4.25%. The real value of the options in this table depends on the actual performance of the Common Stock during the applicable period.

Fiscal	Year End Option Values

The following table sets forth the aggregate value of exercised and unexercised options at December 31, 2002, for each Named Officer.

	Options Exercised		Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)
Name	Shares Acquired on Exercise	Value Realized on Exercise	Unexercisable	Exercisable	Unexercisable	Exercisable
Joseph A. Largey	—	—	150,000	—	—	—
Charles L. Pope	—	—	75,000	—	—	—

(1)	Amounts represent the $1,275,750 market value of the underlying securities relating to “in the money” options at December 31, 2002, minus the exercise price of such options.

CERTAIN TRANSACTIONS

Lee R. Kemberling, a director of the Company, is a party to a previously disclosed $3 million loan to Richard T. Isel, a shareholder and former chairman and chief executive officer of the Company, to fund Mr. Isel’s investment in an unrelated company in a transaction in which the Company was not involved. Mr. Isel retired as chairman and CEO of the Company in August 2002.

All transactions between the Company and its officers, directors, principal shareholders, and their affiliates will continue to be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors (the “Committee”) has furnished the following report on the Company’s executive compensation program. The Committee, which consists of the three outside directors listed at the end of this report, reviews and establishes specific compensation plans, salaries, option grants, and other benefits payable to the Company’s executive officers. Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the entire Board of Directors for its review and approval.

The Committee’s primary objective with respect to executive compensation is to establish programs that attract and retain executive officers and align their compensation with the Company’s overall business strategies, values, and performance. For executive officers and key managers, the Company grants stock options as a component of total consideration to closely align their interests with the shareholders’ long-term interests. Further, in evaluating annual compensation of executive and key managers, the Committee places a relatively heavy emphasis on stock options as a percentage of total compensation, consistent with its philosophy that stock incentives more closely align the interests of company managers with the long-term interests of shareholders.

The two components of the Company’s total compensation program for executive officers have been:

1.    Salary: Base salary paid to executives is intended to be competitive with that paid to comparable executives and is also intended to reflect consideration of an officer’s experience, business judgment, and role in developing and implementing overall business strategy for the Company. Base salaries are based on qualitative and subjective factors, and no specific formula is applied to determine the weight of each factor.

2.    Bonuses: Bonuses for executive officers are intended to reflect the Company’s belief that a significant portion of annual compensation of the executive should be contingent on the performance of the Company, as well as the individual’s contribution. Bonuses are paid on an annual basis and are based on qualitative and subjective factors.

3.    Long-Term Stock Incentives: The Company’s 1995 Stock Option Plan and 1998 Stock Option Plan provide for the grant to employees of incentive or nonqualified stock options. Grants to executives are designed to align a significant portion of the executive compensation package with the long-term interests of the Company’s shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

Grants of stock options generally are limited to the senior executives and other key employees and managers of the Company who are in a position to contribute substantially to the growth and success of the Company. Incentive stock options and nonqualified stock options are granted for terms up to ten years and are designed to reward exceptional performance with a long-term benefit, facilitate stock ownership, and deter recruitment of key Company personnel by competitors and others. Vesting requirements encourage loyalty to the Company.

Pursuant to stock option grants, the Named Officers appearing in the Summary Compensation Table held a total of 225,000 shares, representing 3.5% of the Company’s outstanding Common Stock on February 14, 2003. Messrs. Largey and Pope were granted 150,000 and 75,000 options, respectively, to purchase shares of the Company’s Common Stock in 2002.

In conclusion, the Company’s executive officers’ stock ownership closely aligns their interests with the Company’s shareholders’ long-term interests, consistent with the compensation philosophies set forth above. This close alignment has existed since the Company’s inception and has contributed significantly to the Company’s growth and profitability.

By the Compensation Committee,

Lee R. Kemberling (chair)

James M. Emanuel

N. John Simmons, Jr.

COMPANY STOCK PRICE PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total shareholder return for the Company, the Nasdaq Stock Market (U.S.) Index, and the Nasdaq Health Index for the period since the Company’s Common Stock began trading on July 18, 1996. This graph assumes that $100 was invested on July 18, 1996, in the Company’s Common Stock and in the other indices. Note that historic stock price performance is not necessarily indicative of future stock price performance.

	7/18/96	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	6/30/01	12/31/01	6/30/02	12/31/02
SRI/Surgical Express, Inc.	$100.00	155.92	180.26	123.68	72.37	159.21	320.11	168.42	131.37	59.68
Nasdaq Stock Market (U.S. Index)	$100.00	116.21	140.60	200.32	372.79	224.35	197.27	177.91	134.32	122.95
Nasdaq Health Index	$100.00	97.58	99.45	84.99	68.01	93.24	101.31	99.29	99.46	85.53

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Company engaged Ernst & Young LLP to audit its financial statements for the fiscal year ending December 31, 2003. Ernst & Young LLP has audited the Company’s financial statements since 1999. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

The following table shows fees paid or accrued by the company for the audit and other services provided by Ernst & Young LLP for fiscal year 2002.

Audit fees (1)	$110,000
Financial information systems design and implementation fees	0
All other fees (2)	60,275

Total	$170,275

(1)	Audit services of Ernst & Young LLP for 2002 consisted of the examination of the financial statements of the Company and quarterly review of its financial statements.

(2)	“All Other Fees” includes all other fees incurred by the Company for 2002, including for tax services and for services in connection with the Company’s restatement announced in its 2001 fourth quarter.

The Audit Committee considered whether the provision of services included in the category “All Other Fees” is compatible with maintaining the independence of Ernst & Young, and determined that the 2002 services were compatible. The Audit Committee approves all non-audit services, including tax services.

Required Vote; Recommendation of the Board of Directors

The Board of Directors has conditioned its appointment of the Company’s independent auditors upon the receipt of the affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting, which shares voting affirmatively also constitute at least a majority of the required quorum. In the event that the shareholders do not approve the selection of Ernst & Young LLP, the appointment of the independent auditors will be reconsidered by the Board of Directors.

The Board of Directors Unanimously Recommends a Vote “For” This Proposal.

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Company may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute the accompanying proxy card and return it in the enclosed envelope.

THE BOARD OF DIRECTORS

Tampa, Florida

April 3, 2003

2003 ANNUAL MEETING OF SHAREHOLDERS OF

SRI/SURGICAL EXPRESS, INC.

Ú  FOLD AND DETACH HERE  Ú

SRI/SURGICAL EXPRESS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Charles L. Pope and Redonna Rogers, and each of them, as proxies, each with full power of substitution, to represent and to vote all shares of voting Common Stock of SRI/SURGICAL EXPRESS, INC., a Florida corporation (the “Company”), at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 14, 2003, at 10:00 a.m., EST, and any adjournment thereof:

Please mark your votes as indicated in this example.    [X]

1. Election of directors for terms expiring in 2006:

☐    FOR the election of James T. Boosales                                         ☐    WITHHOLD AUTHORITY to vote for the nominees

        and Lee R. Kemberling (the “Nominees” for

        terms expiring in 2006

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.)

2. Appointment of Ernst & Young LLP as the Company’s auditors.

☐    FOR                                         ☐    AGAINST                                         ☐    ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(continued, and to be signed on reverse side)

Ú  FOLD AND DETACH HERE  Ú

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the Nominees, and FOR the appointment of Ernst & Young LLP as the Company’s auditors.

Dated:                                                                      , 2003

Signature

Please sign exactly as your name appears on this proxy. If shares are owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.